Exhibit 99.3

CrossAmerica Partners LP Announces Reduction in Quarterly Distribution

•	Partnership takes strategic step to reduce further dilution
•	Quarterly distribution of $0.5250 per unit attributable to the first quarter of 2018

ALLENTOWN, PA (May 7, 2018) – CrossAmerica Partners LP (NYSE: CAPL) announced today that the Board of Directors of its general partner has approved a quarterly distribution of $0.5250 per unit attributable to the first quarter of 2018 (annualized $2.10 per unit). The distribution attributable to the first quarter is payable on May 25, 2018 to all unitholders of record on May 18, 2018.

Following the acquisition of our former General Partner in 2014, we began funding expenses related to the Amended Omnibus Agreement with issuance of common units, which in 2017 alone totaled 550,516 units. While this practice allowed the Partnership to maximize distributable cash flow and increase the equity position of its General Partner, the continued weakness in the MLP market and resulting elevated yield of our common units, has made this a very expensive source of funding for its management fees. Going forward, the Partnership anticipates funding such expenses primarily with cash from existing operations, resulting in lower distributable cash flow. We will continue to monitor the equity and debt markets and position ourselves for future growth, but our management team and board believe that it is important to reduce any further future dilution and provide immediate improvement in our coverage ratio.

CrossAmerica will host a conference call on May 8th at 9:00 a.m. Eastern Time to discuss first quarter earnings results, which will be released after the market closes on Monday, May 7.

About CrossAmerica Partners LP

CrossAmerica Partners is a leading wholesale distributor of motor fuels and owner and lessor of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is a wholly owned subsidiary of Alimentation Couche-Tard Inc.  Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,300 locations and owns or leases approximately 900 sites. With a geographic footprint covering 32 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco, Valero, Gulf, Citgo, Marathon and Phillips 66. CrossAmerica Partners ranks as one of ExxonMobil's largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Safe Harbor Statement

Statements contained in this release that state the Partnership’s or management's expectations or predictions of the future are forward-looking statements. The words "believe," "expect," "should," "intends," "estimates," "target," "plan" and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica's Forms 10-Q or Form 10-K filed with the Securities and Exchange Commission and available on CrossAmerica's website at www.crossamericapartners.com.  The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Note to Non-United States Investors: This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of CrossAmerica Partners LP’s distributions to non-U.S. investors as attributable to income that is effectively connected with a United States trade or business. Accordingly, CrossAmerica Partners LP’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Contact - Randy Palmer, Investor Relations, 210-692-2160